FOR IMMEDIATE RELEASE:  MGP INGREDIENTS REPORTS FIRST QUARTER RESULTS

     ATCHISON, Kan., November 12, 2002--MGP Ingredients, Inc. (MGPI/Nasdaq) today reported net income of $6,790,000, or 84 cents per common share, for the first quarter of fiscal 2003, which ended Sept. 30. That compares to net income of $2,444,000, or 30 cents per share, for the same period the prior year. The increase was due to $13 million in non-operating income ($7.9 million after the effects of income taxes) resulting from the recognition of expected insurance proceeds in excess of the net recorded costs of assets that were destroyed in a distillery explosion at the company's Atchison, Kan., plant on Sept. 13, 2002. This amount more than offset what otherwise would have been a net loss of $1,110,000 in the current year's first quarter. The company's sales in the first quarter of fiscal 2003 totaled $42,899,000 compared to sales of $54,294,000 in the first quarter of fiscal 2002.

     According to Ladd Seaberg, president and chief operating officer, the company's operating results were adversely affected by reduced sales of distillery products and higher prices for grain, principally corn, compared to a year ago. The company also experienced a decrease in ingredient sales due to a planned reduction in sales of commodity ingredients, which consist of vital wheat gluten and commodity wheat starch. Meanwhile, sales of the company's specialty ingredients, primarily specialty wheat proteins and starches, grew by 10 percent over the prior year's first quarter level.

     The decline in sales of distillery products was attributable to lower selling prices for both food grade and fuel grade alcohol, commonly known as ethanol, and lower production resulting from the shutdown of the company's
Atchison, Kansas distillery due to the Sept 13th explosion. Business interruption insurance proceeds to compensate for the effects of the explosion amounted to $530,000 in the quarter and helped reduce the operating loss during that period. The operating loss recognized in the quarter was also partially reduced by approximately $1,063,000 in net income received during the quarter from a previously announced United States Department of Agriculture (USDA) program to provide cash incentives to ethanol producers. The company also benefited from approximately $621,000 in other operating net income for the quarter resulting from a USDA program to support the development of products and markets for value-added wheat proteins and wheat starches.

     As previously reported, because of the expiration of the wheat gluten quota in June, 2001, the company has significantly reduced its production of vital wheat gluten. This measure was taken in the face of greatly increased competitive pressures from the European Union. At the same time, the company is placing greater attention and resources on the development, production and marketing of its specialty wheat proteins and starches for use in value-added applications.

     "Growth in the specialty ingredients area is our primary focus as we concentrate our marketing efforts on serving manufacturers of food, personal care and pet products," Seaberg said. He stated that over the next two years, the company's goal is to increase sales of specialty ingredients by over 30 percent compared to the $37.4 million that was realized in fiscal 2002. Seaberg noted that there were a number of factors that could cause actual results to differ materially from the company's goal identified in this forward-looking statement, including the company's ability to expand its customer base, customer acceptance of new products, and competition.

     The USDA program to support value-added wheat protein and wheat starch development was implemented in June, 2001. Administered by the USDA's Commodity Credit Corporation, it was granted in lieu of an extended quota on imports of foreign wheat gluten. Over the life of the program, which is scheduled to end May 31, 2003, Midwest Grain is eligible for approximately $25.6 million of the program total of $40 million. For the first 12 months of the program, approximately $17.3 million was allocated to the company. The remaining $8.3 million was allocated to the company in July, 2002. The funds must be used for capital, research, marketing and promotional costs related to value-added wheat

                                     -more-

ADD 1--MGP INGREDIENTS REPORTS FIRST QUARTER

protein and starch products. Funds received are recognized in income during the period in which they are expended for a permitted purpose. However, funds that are used for capital expenditure projects will be recognized in income over the periods during which those projects are depreciated.

     Approximately 75 percent of the program's funds for the two years combined are expected to be used for capital projects and will be reflected in earnings over the next seven to 10 years. These projects include a previously announced $8.3 million expansion project at the company's Atchison plant. The expansion is slated for completion later this month and involves the installation of additional processing and drying equipment for the production of specialty wheat proteins for bakery, pasta and noodle and related food markets, both domestic and foreign. The remaining 25 percent of the funds are being applied toward research and marketing-related costs, and hence are reflected in earnings.

     The USDA's incentive program for ethanol producers began in December, 2000 and extends through September, 2006. It was initiated to provide a cash incentive for ethanol producers who increase their grain usage over comparable quarters in the prior year to raise fuel alcohol production. Funding from the program is determined on an annual basis. The company's eligibility to participate in the program is determined from quarter to quarter. However, due to the reduced production resulting from the distillery shutdown in Atchison, the company's eligibility through the remainder of fiscal 2003 is questionable.

     As a result of the explosion, the company will be unable to produce alcohol at the Atchison plant for an extended period. Because its ingredient and alcohol production processes are integrated, the distillery shutdown also affects the company's ability to produce the base raw material for specialty ingredients at this location. "Fortunately," Seaberg said, "although our ability to supply spot business at this time is substantially reduced, production capabilities at our Pekin, Ill., facility should be adequate to supply alcohol to regular customers. Additionally, our Illinois operation has been able to produce the base proteins and starches, which are then transferred to the Atchison facility as raw material for producing our specialty ingredients."

     Seaberg reiterated that the Company is proceeding with plans to restart alcohol production in Atchison. "While some production could resume within the next month, the total rebuilding process is expected to take from nine months to a year to complete," he said. "The goal of this process is to be able to efficiently make high quality, high purity food grade alcohol when distillery production fully resumes in Atchison," he added. Seaberg indicated that the company may also consider plans to further enhance the efficiencies of fuel alcohol production at the Illinois facility.

     "We currently are experiencing slight improvements in selling prices for our alcohol products compared to the first quarter," Seaberg said. "However," he added, "grain prices have also risen since that time."

     Seaberg emphasized that MGP Ingredients' financial condition "is very solid," noting that the company has cash and cash equivalents of $28 million, working capital of approximately $42 million and equity of approximately $110 million. He announced that considering "the substantial increase in grain costs combined with challenges posed by the Atchison distillery shutdown, "the company's fiscal 2003 target for operating income, which excludes insurance gains, is to break even." He also said, "I expect us to emerge from our current situation as a stronger company and hope to have improved operating income, resulting in earnings per share in the range of 40 cents to 50 cents in fiscal 2004."

     Seaberg added that actual results for fiscal 2003 and 2004 might differ materially from those in these forward-looking statements due to a number of factors. The company's ability to reach its 2003 target depends primarily on some strengthening of alcohol selling prices, over which it has little or no control, and steady increases in sales of specialty ingredients, which, as noted above, depend on the company's ability to expand its customer base, customer acceptance of new products and competition. In addition to these factors, reaching fiscal 2004 goals will require grain prices that are lower than the company currently is experiencing and more reflective of historical averages, conditions which are largely beyond the company's control, and increased alcohol efficiencies, which the company hopes to achieve as the result of the planned start-up of rebuilt distillery operations in Atchison in early fiscal 2004.


This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as "intend," "believe," "estimate," "expect," "anticipate,"
"hopeful," "should," "may" and similar expressions. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

                                       ###

CONSOLIDATED STATEMENT OF EARNINGS
---------------------------------------------------------------------------
(unaudited)                               Three Months Ended September 30
(Dollars in thousands, except per share)       2002               2001
---------------------------------------------------------------------------
NET SALES                                  $  42,899         $  54,294
COST OF SALES                                 42,722            47,304
                                        -----------------------------------
GROSS PROFIT                                     177             6,990
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES  (3,321)           (4,151)
OTHER OPERATING INCOME                         1,522             1,349
                                        -----------------------------------
INCOME FROM OPERATIONS (LOSS)                 (1,622)            4,188
OTHER INCOME (EXPENSE)
   OTHER                                      13,166               246
   INTEREST                                     (321)             (394)
                                        -----------------------------------
INCOME BEFORE INCOME TAXES                    11,223             4,040
PROVISION  FOR INCOME TAXES                    4,433             1,596
                                        -----------------------------------
NET INCOME                                 $   6,790         $   2,444
                                        -----------------------------------
OTHER COMPREHENSIVE INCOME                       385                --
COMPREHENSIVE INCOME                           7,175             2,444
                                        ===================================
BASIC EARNINGS PER COMMON SHARE            $    0.84         $     .30
DILUTED EARNINGS PER COMMON SHARE          $    0.83         $     .30
DIVIDENDS PER COMMON SHARE                 $    0.15         $    0.15

Weighted average shares outstanding        8,071,410         8,165,325



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
CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------------------------
(unaudited)                          Sept. 30    Sept. 30  (unaudited)                     Sept. 30      Sept. 30
(Dollars in thousands)               2002         2001      (Dollars in thousands)          2002          2001
------------------------------------------------------------------------------------------------------------------------
ASSETS                                                      LIABILITIES AND
                                                            STOCKHOLDERS' EQUITY
CURRENT ASSETS:                                             CURRENT LIABILITIES:
   Cash and cash equivalents    $ 22,447     $ 24,045
   Investments                     5,483        4,691       Current maturities of
   Receivables                    19,226       24,071         long-term debt             $  3,201      $   3,201
   Inventories                    23,045       20,755       Accounts payable                6,862          8,681
   Prepaid expenses                2,049          550       Accrued expenses                3,452          3,745
   Deferred income taxes             397          284       Deferred income                18,264         10,971
   Refundable Income taxes           569          299
                                ---------------------                                    -----------------------
Total Current Assets              73,913       74,981         Total Current Liabilities    31,779      $  26,598
PROPERTY AND EQUIPMENT, At Cost  255,515      258,501
   Less accumulated depreciation 164,019      167,486       LONG-TERM DEBT                 15,927         18,433
                                ---------------------       POST-RETIREMENT BENEFITS        5,904          5,921
                                  91,496       91,015       DEFERRED INCOME TAXES          15,688         10,588
Insurance Receivable              14,000          ---       STOCKHOLDERS' EQUITY          110,215        104,678
                                ---------------------                                    -----------------------
OTHER ASSETS                         104          222
                                =====================                                    =======================
                                $179,513    $ 166,218                                    $179,513      $ 166,218
`

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